[TEMPLE-INLAND LOGO]



NEWS
RELEASE------------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
         (512) 434-5587

       J. PATRICK MALEY III NAMED EXECUTIVE VICE PRESIDENT
                      OF TEMPLE-INLAND INC.

     AUSTIN, TEXAS, November 8, 2004 -- Temple-Inland Inc.
announced today that J. Patrick Maley III has been named
Executive Vice President, Paper, Temple-Inland Inc., with responsibility for the Company's corrugated packaging business, which includes 6 containerboard mills and 69 converting facilities.

     Mr. Maley, 42, joined Temple-Inland in 2003 and has served as group vice president, paperboard, with responsibility for the company's six containerboard mills.

     Mr. Maley brings to the position 22 years of industry experience including eleven years at International Paper where he served as director of manufacturing of the containerboard and kraft division, and prior to that assignment, in various capacities including mill manager, staff manufacturing services director of the containerboard and kraft division, and segment general manager of the container business.

     Mr. Maley holds a Bachelor of Science degree in Chemical
Engineering from Michigan Technological University and has completed extensive leadership and functional skill training and development.

     In making the announcement, Kenneth M. Jastrow, II, Chairman and Chief Executive Officer of Temple-Inland Inc., said, "Pat brought to Temple-Inland a diverse technical, operational, and leadership capability. He has led cost and profit initiatives that have significantly improved our mill operations. Pat's leadership and experience will enable us to further capitalize on favorable containerboard industry fundamentals and fully realize benefits from continuing profit-enhancement opportunities in our mills and box plants."

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiativer (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.